Exhibit 10.9

IMS Health Incorporated

Employee Protection Plan and Summary Plan Description

As Amended and Restated Effective January 1, 2008

I.  Administrative Information

Plan Administration

The Employee Benefits Committee (the “Committee”), a committee of management employees of IMS Health Incorporated (the “Corporation”), is named as the Plan Administrator under the IMS Health Incorporated Employee Protection Plan (the “Plan”). As such, it has the exclusive right, power and authority to interpret the provisions of the Plan and to conclusively decide any questions arising in connection with the administration of, and any claim for severance benefits under, the Plan.  All such determinations by the Plan Administrator shall be final and binding on all parties.  Without limiting the generality of the foregoing, such authority shall include the discretionary power:

•          To make and enforce such rules and regulations as the Plan Administrator deems necessary or proper for the efficient administration of the Plan;

•          To interpret the Plan, the Plan Administrator’s interpretation of the Plan to be final and conclusive on all persons claiming benefits under the Plan;

•          To decide all questions, including questions of fact, concerning the Plan and the eligibility of any person to participate in, and receive benefits under, the Plan;

•          To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

•          To establish procedures, forms and time frames with respect to elections and other matters under the Plan.

Right to Amend and Terminate

The Corporation currently intends to continue the Plan indefinitely, but reserves the right to amend, modify, or terminate any and all provisions of the Plan and any benefits payable under the Plan at any time without further obligation; provided, however, that during a Change in Control Period, the Corporation may not terminate the Plan, nor may the Corporation modify or amend the Plan in a manner that reduces the compensation or benefits otherwise payable under the Plan, nor may the Corporation modify or amend the Plan in a manner that materially adversely affects the rights of a person who has started to receive compensation or benefits under the Plan. Any amendment, modification or termination of the Plan may be made by action of the Corporation’s Board of Directors, the Committee or their delegatees.

Not an Employment Contract

Participation in the Plan does not confer any rights to continued employment with the Corporation or any of its subsidiaries or affiliates.

Non-Assignment of Benefit

Benefits under the Plan may not be assigned, pledged or otherwise transferred. If, for example, an employee owes money to someone, he or she may not give that person the right to collect from the Plan any benefit which may be payable.

Prior Policies

Except for any restrictive covenant, confidentiality and/or arbitration or dispute resolution agreements entered into by an employee and the Corporation (which agreements shall remain in full force and effect), this Plan supersedes any and all prior severance plans, policies, arrangements, or practices of the Corporation (whether written or unwritten, express or implied) relating to any subject matter covered by the Plan. Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of (a) any written individual employment agreement between an employee and the Corporation which results in such employee not being an Eligible Employee hereunder; (b) any change-in-control agreement; and (c) any other agreement entered into between an employee and the Corporation which expressly supersedes the provisions of this Plan (i.e., by naming this Plan) and which remains in effect at the date of such employee’s termination of employment.

Offsets and Termination of Severance Benefits

Benefits payable under the Plan will be offset by any severance or termination payment required to be made by the Corporation pursuant to applicable law or the requirements of any works council or labor organization. The “Salary Continuation Period” described below will end and salary and benefits payable under this Plan will cease upon the earlier of: (a) the end of the Salary Continuation Period; (b) your reemployment by the Corporation or any subsidiary or affiliate of the Corporation; or (c) your earning compensation under any employment or compensatory arrangement for services provided to any party other than the Corporation (including as an employee, consultant, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on your services).

Claims Procedures

Your local Human Resources department reviews and authorizes the payment of benefits under this Plan for those employees who qualify under the provisions of the Plan.  No claim forms need be submitted.  Questions regarding the payment of Plan benefits should be directed to your local Human Resources department.  If you feel that you are not receiving benefits that are due, you must notify the Plan Administrator in writing. If the claim for benefits is denied (in whole or in part), you will be notified electronically or in writing within 90 days (180 days if the Plan Administrator notifies you within the 90-day period of a need for an extension) of receiving the claim. The notice of denial will state the reason for the denial, the pertinent Plan provisions upon which the denial is based, any additional information which may be needed and the reason such additional information (if any) is needed.  In addition, you will be given an explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement that you have a right to bring a civil action under Section 502(a) of the Employee

Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.

If you wish to have a denied claim further reviewed, you must send a written request for review to the Plan Administrator at 901 Main Avenue, Suite 612, Norwalk, Connecticut 06851, within 60 days after your initial claim is denied.  You may submit written comments, documents, records and other information relating to the claim to the Plan Administrator.  Your claim for review will be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator will render a decision on the claim no later than 60 days after its receipt of your request for review. However, if the Plan Administrator finds it necessary, due to special circumstances, to extend this period and notifies you electronically or in writing, the decision will be rendered as soon as practicable, but in no event later than 120 days after your request for review. The Plan Administrator’s decision will be provided electronically or in writing.  Such decision will be written in a manner calculated to be understood by you and will include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that you have a right to bring a civil action under Section 502(a) of ERISA and that you are entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to your claim for benefits.  A document is relevant to your claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

You may not institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until you have first exhausted the procedures set forth above. No action or proceeding at all may be brought in state or federal court or before any administrative tribunal or arbitrator for benefits under this Plan after one year from the date of the Plan Administrator’s final decision on your claim as described above.

Statement of ERISA Rights

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator’s office, all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may request a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The people who operate your Plan,

called “fiduciaries,” have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may discriminate against you in any way for the purpose of preventing you from obtaining a benefit or exercising your rights under ERISA. If your claim for benefits is denied in whole or in part you must receive a written explanation of the reasons for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce your rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court but any such suit must be filed within one year from the date of the Plan Administrator’s final decision on your claim. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact your local Human Resources department. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Right to Withhold Taxes

The Corporation may cause such amounts to be withheld from any payment made under the Plan as it determines necessary to fulfill any federal, state or local wage or compensation withholding requirements.

Unfunded Plan

The Corporation will make all payments under the Plan, and pay all expenses of the Plan, from its general assets.  Nothing contained in the Plan will give any employee any interest in any property of the Corporation or any of its subsidiaries or affiliates.

Governing Law

The provisions of the Plan will be construed, administered and enforced according to applicable federal law and the laws of the State of Connecticut, without regard to its conflict of law rules and with regard to its statutes of limitations.

Compliance with Section 409A

Interpretation Consistent with Section 409A

Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder (the “Regulations”) and the Corporation shall have no right to accelerate or make any payment under this Plan except to the extent permitted under Section 409A of the Code.  The Corporation shall have no obligation, however, to reimburse any employee for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of such employee under Section 409A of the Code except that this provision shall not apply in the event of the Corporation’s negligence or willful disregard in its interpretation of the application of Section 409A of the Code and the Regulations to the Plan, which negligence or willful disregard causes a Plan participant to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case the Corporation will reimburse the participant on an after-tax basis for any such tax penalty or interest not later than the last day of the participant’s taxable year next following the participant’s taxable year in which the participant remits the applicable taxes and interest.

Exemptions from Section 409A

A Plan participant’s right to salary continuation payments under this Plan shall be treated at all times as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations.  It is intended that: (a) all payments made under this Plan on or before the 15th day of the third month following the end of the participant’s taxable year in which the participant terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (the “Exempt Short-Term Deferral Payments”); and (b) payments under this Plan, in excess of the Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year of the participant following the participant’s taxable year in which the participant terminates employment in an aggregate amount not exceeding two times the lesser of: (i) the sum of the participant’s annualized compensation based on the participant’s annual rate of pay for the participant’s taxable year preceding the taxable year in which the participant terminates employment (adjusted for any increase during that year that was expected to continue indefinitely if the participant had not terminated employment); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the participant terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Regulations.

Specific Plan Information

Plan Name

The IMS Health Incorporated Employee Protection Plan

Plan Type

Welfare/Severance Plan

Type of Administration

Self Administered

Plan Year

January 1 to December 31

Name and Address of Plan Sponsor

IMS Health Incorporated

901 Main Avenue

Suite 612

Norwalk, CT 06851

Name, Address and Telephone Number of Plan Administrator

The Employee Benefits Committee

Attention: General Counsel

IMS Health Incorporated

901 Main Avenue

Suite 612

Norwalk, CT 06851

(203) 319-4700

Agent for Service of Legal Process

IMS Health Incorporated

Service of legal process may also be

made upon the Plan Administrator

(see address above)

Source of Financing of Benefits

The general assets of the Corporation

Effective Date of this Amendment and Restatement of the Plan

January 1, 2008

Employer Identification Number

06-1506026

Plan Number

506

II. Plan Terms

Introduction

The Plan provides severance benefits to eligible employees of the Corporation.

Plan Coverage

The Plan covers all full-time salaried employees and regular part-time salaried employees of the Corporation and any affiliated company that the Committee has designated to participate in the Plan (collectively referred to as the “Corporation”) who incur an “Eligible Termination” (as defined below). These employees are referred to in this summary as “Eligible Employees.” Notwithstanding the foregoing, (a) an employee who has entered into an agreement with the Corporation which expressly excludes such employee from participation in this Plan (e.g., by naming this Plan or excluding participation in Company-sponsored severance plans generally) and which remains in effect at the date of such employee’s termination of employment shall not be an Eligible Employee; and (b) an employee who otherwise would qualify but who is not on the United States payroll shall be an Eligible Employee only if so determined by the Plan Administrator, and such Eligible Employee, and any employee of an affiliated company who qualifies as an Eligible Employee shall be subject to such additional terms and limitations as the Plan Administrator may consider necessary or advisable; and (c) a worker who has signed an agreement with the Corporation stating that he or she is not eligible to participate in the Plan and any worker that the Corporation treats as an independent contractor, during the period that the worker is so treated, regardless of whether such worker may be determined to be an employee by administrative, judicial or other decision, shall not be an Eligible Employee.  Each Eligible Employee shall be designated as within one of the groups specified as “Selected Executives,” “Level A,” “Level B,” or “Level C” as described in Section III below.

Eligible Termination

Severance benefits are only payable under this Plan if an Eligible Employee incurs an “Eligible Termination.” An Eligible Termination means an involuntary termination of an Eligible Employee’s employment by the Corporation for any reason except that an involuntary termination for “Cause”, as defined below, will not constitute an Eligible Termination and in the case of any Eligible Employee designated as within Level A, B or C as described in Section III below, an involuntary termination due to unsatisfactory performance will not constitute an Eligible Termination unless otherwise determined by the Plan Administrator in its sole discretion.

The foregoing notwithstanding, an Eligible Termination shall not include (a) a unilateral resignation; or (b) any termination where an offer of employment is made to the Eligible Employee of a comparable position at the Corporation.  Solely for the purpose of determining whether an Eligible Employee has received an offer of a comparable position in connection with a Business Unit Acquisition (as defined below), an Eligible Employee shall be considered to have received such an offer if the offer is for employment with the entity that engaged in such Business Unit Acquisition, the compensation payable pursuant to such offer is not less than

100% of such Eligible Employee’s base Salary with the Company immediately prior to the Business Unit Acquisition and the principle place of employment under such offer is not more than 30 miles away from such Eligible Employee’s principle place of employment with the Corporation immediately prior to the Business Unit Acquisition.  The determination of whether an Eligible Employee has received an offer of a comparable position under any other circumstances shall be determined by the Plan Administrator, in its sole discretion.

“Business Unit Acquisition” for purposes of this Plan means the acquisition by an entity unrelated to the Corporation of substantially all of the assets of a business unit of the Corporation.

“Cause” for purposes of this Plan means:

(a) Willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment;

(b) Continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports, directly or indirectly or by the Board of Directors of the Corporation;

(c) Failure by the Eligible Employee to observe material policies of the Corporation; or

(d) The commission by the Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

Severance Benefits

If an Eligible Employee incurs an Eligible Termination not within a Change in Control Period, he or she will be entitled to the Salary Continuation and benefits described in Section III below for the period specified in Section III.  If the Eligible Termination occurs within a Change in Control Period, the Eligible Employee shall be entitled to receive Salary Continuation in an amount equal to 130% of the amount determined in accordance with Section III for the period specified in Section III and benefits for the period specified in Section III, except as otherwise provided below; provided, however, that if the Corporation and the Eligible Employee have entered into a change in control agreement or other agreement specifically providing for severance payments and benefits upon specified terminations following a change in control of the Corporation which is in effect at the date of the Eligible Termination (whether or not severance payments and benefits are actually payable under such other agreement), no Salary Continuation or benefits will be payable to the Eligible Employee under this Plan. Under certain limited circumstances, however, the Chief Executive Officer of the Corporation (or other officers to whom authority is delegated) may alter the provisions of the Plan (by, for example, increasing or reducing benefits otherwise payable under the Plan), but not the time or form of payment of those benefits, in a manner that complies with Section 409A of the Code. Severance benefits under the Plan may not, in any event, exceed the limitations imposed by ERISA on severance payable under welfare benefit plans.

The “Salary Continuation Period” described below will end and salary and benefits payable under this Plan will cease upon the earlier of: (a) the end of the Salary Continuation Period; (b) an Eligible Employee’s reemployment by the Corporation or any subsidiary or affiliate of the

Corporation; or (c) an Eligible Employee’s earning compensation under any employment or compensatory arrangement for services provided to any party other than the Corporation (including as an employee, consultant, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on the Eligible Employee’s services). The Eligible Employee must inform the Plan Administrator of any such employment or other arrangement under which such services will be provided, prior to or upon commencement of such employment or arrangement, including the date as of which such employment or services commenced.  The Corporation shall be entitled to recover from the Eligible Employee any payments and the fair market value of benefits previously made or provided to the Eligible Employee under the Plan which would not have been paid if the Plan Administrator had adequate prior notice of the matters described in the preceding sentence.

Unless otherwise determined by the Plan Administrator, the amount of Salary payable during the period specified in Section III below shall be reduced by each of the following amounts applicable to the Eligible Employee (but not reduced to an amount less than zero):

•                  the amount of any sign-on bonus or any other amount(s) paid by the Corporation to the Eligible Employee (other than the payment of base Salary, performance-related bonuses, or reimbursement of business-related expenses incurred by the Eligible Employee) in connection with the Eligible Employee’s commencement of employment, if such payment(s) occurred within twelve months of the date of the Eligible Termination, or

•                  the amount of any severance payments, termination payments or any other amounts paid or payable to the Eligible Employee arising from or relating to the termination of employment of the Eligible Employee by the Corporation arising from the laws of any governmental entity or the requirements of any works council or labor organization.

If reduced in accordance with this paragraph, the aggregate amount of Salary payable during the period specified in Section III shall be payable proportionately over the period during which Salary Continuation is to be paid, as specified in Section III.

The payment of severance benefits in excess of two weeks of Salary and benefits, as provided in Section III, is conditioned upon the signing of a release and agreement and such other documents that the Plan Administrator may require in a form approved by the Plan Administrator. The release and agreement will require an Eligible Employee’s waiver of all claims, legal and contractual, against the Corporation, its subsidiaries and affiliates.  In addition, it may require, among other things, that for the greater of a period of one year following termination or through the end of the Salary Continuation Period described below, the Eligible Employee (a) be reasonably available to consult and cooperate with the Corporation on various matters and (b) not compete with the Corporation, its subsidiaries and affiliates, or recruit or solicit their customers or employees. The release and agreement will be provided to the Eligible Employee as soon as administratively practicable following the Eligible Termination and must be executed and returned to the Corporation eight days before the date of commencement of payment of severance and benefits in excess of two weeks of Salary and benefits. (In order to satisfy the exemption from Section 409A of the Code described above, the date of commencement of payment of severance and benefits in excess of two weeks of Salary and benefits shall be on or before the earlier of:  (i) the 90th day following the Eligible Termination, determined in the sole discretion of the Plan Administrator; or (ii) March 15th of the calendar year following the year in which the Eligible Termination occurred.)

IMPORTANT: If an Eligible Employee does not sign the release and agreement, he or she will not be entitled to any benefits under the Plan in excess of two weeks of Salary and benefits and will have NO RIGHT to any other severance benefits under the Plan. If the release and agreement is signed, the payment of severance benefits may be delayed until the end of any period during which an employee is permitted by law to revoke a signed release. An Eligible Employee’s obligation under the agreement continues for the greater of one year following termination or through the Salary Continuation Period, even if Salary Continuation ends prior to expiration of this period.

Anything in this Plan to the contrary notwithstanding, payment of Salary Continuation that is not exempt from compliance with Section 409A of the Code to any Specified Employee upon separation from service shall not be made before the date that is six months after the date of separation from service (or, if earlier, the date of death of such Specified Employee). Any Salary Continuation payment which is subject to the six-month delay in payment described in this paragraph will be adjusted to reflect the deferred payment date by multiplying the delayed payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The adjusted payment shall be made at the beginning of the seventh month following the Specified Employee’s separation from service.

Certain terms are used in the description of Plan benefits contained in this summary. These terms, and their meanings, are as follows:

“Annual Incentive” means a bonus the amount of which is based on performance determined over a one-year period.

“Annual Incentive Plan” means any annual incentive plan in which the Eligible Employee participated immediately prior to termination of employment.

“Benefits Continuation” means the continuation of medical, dental and life benefits that are paid over the Salary Continuation Period, as described in Section III.

“Change in Control” means the occurrence of one of the following events:

(a)           any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation) becomes the “Beneficial Owners” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then-outstanding securities;

(b)           during any period of 24 months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the board of directors of the Corporation (the “Board”), and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Corporation to effect a transaction described in paragraphs (a), (c), or (d) of this definition, (ii) a director nominated by any Person (including the Corporation) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control, or (iii) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation’s securities) whose election by the Board or nomination for election by the Corporation’s stockholders was approved in advance by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)           any transaction (or series of transactions) is consummated under which the Corporation is merged or consolidated with any other company, other than a merger or consolidation (i) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation and (ii) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Corporation or such surviving entity;

(d)           a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets is consummated or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation; or

(e)           the Board adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

“Change in Control Period” means the period beginning upon a Change in Control and ending at the end of the 12th month following the Change in Control.

“Salary” means an Eligible Employee’s annual base Salary in effect at the time of an Eligible Termination except, for purposes of determining the amount payable during the Salary Continuation Period, the Plan Administrator may, in its sole discretion, include an additional cash amount as part of the amount of Salary, in order to reflect any periodic payment being received as compensation by the Eligible Employee in addition to Salary immediately prior to termination and to ensure comparability of benefits among Eligible Employees receiving benefits under the Plan.

“Salary Continuation” means the Salary that is paid over the Salary Continuation Period.

“Salary Continuation Period” means the total number of weeks over which Salary Continuation is payable.  The Salary Continuation Period will begin immediately following the Eligible

Termination, subject to the Eligible Employee’s execution and return of the release and agreement described above for Salary Continuation in excess of two weeks.

“Specified Employee” means an employee who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year.

“Year of Service” means each full and partial year of employment with the Corporation.  Service will also include periods of employment prior to the reorganization of Dun & Bradstreet or Cognizant Corporation to the extent they were taken into account under the Dun & Bradstreet and Cognizant Career Transition Plans prior to such reorganization. All partial years of employment will be aggregated to determine an Eligible Employee’s total Years of Service under the Plan. Prior periods of employment with companies that are acquired or become affiliated with the Corporation will not be taken into account unless expressly approved by the Plan Administrator.

III. Salary and Benefits Continuation Information

Salary Continuation

An Eligible Employee who has an Eligible Termination will be assigned to a Designated Group as follows:

Designated Group	Participation Criteria	Salary Range
Selected Executives	Persons who have entered into Change in Control Agreements	N/A

A	Persons who have not entered into Change in Control Agreements	Salary greater than or equal to $150,000

B	Persons who have not entered into Change in Control Agreements	Salary between $75,000 and $149,000

C	All other Eligible Employees	Salary less than $75,000

An Eligible Employee’s Designated Group assignment will determine the period of Salary and Benefits Continuation upon an Eligible Termination in accordance with the following table:

	Selected Executives	Group A	Group B	Group C
Less than 1 Year of Service	26 weeks of Salary and Benefits Continuation	16 weeks of Salary and Benefits Continuation	8 weeks of Salary and Benefits Continuation	4 weeks of Salary and Benefits Continuation

One or more Years of Service	1.5 weeks of Salary and Benefits Continuation per $10,000 of Salary plus 3 weeks of Salary and Benefits Continuation for each Year of Service,	1.5 weeks of Salary and Benefits Continuation per $10,000 of Salary plus 2 weeks of Salary and Benefits Continuation for each Year of Service,	1 week of Salary and Benefits Continuation per $10,000 of Salary plus 2 weeks of Salary and Benefits Continuation for each Year of Service,	1 week of Salary and Benefits Continuation per $10,000 of Salary plus 1.5 weeks of Salary and Benefits Continuation for each Year of Service,

	subject to minimum and maximum	subject to minimum and maximum	subject to minimum and maximum	subject to minimum and maximum

Minimum	26 weeks	16 weeks	8 weeks	4 weeks

Maximum	104 weeks	78 weeks	52 weeks	52 weeks

Salary will be payable semi-monthly throughout the Salary Continuation Period. The amount of the semi-monthly payments will be at your annualized Salary rate.

Sample Calculation

If an employee has 16 Years of Service with the Corporation and is earning a Salary equal to $110,000 at the time of an Eligible Termination, the employee will receive semi-monthly payments at the annualized rate of $110,000 as below:

1.0 x ($110,000/$10,000) = 11 weeks

plus

2.0 x 16 = 32.0 weeks

Resulting in a total of 43 weeks of Salary

Benefits Continuation

Medical, dental and life insurance benefits will continue throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to the Eligible Termination but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium or contribution and that continuation of any medical flexible spending accounts will be on an after-tax basis only.  Any period during which an Eligible Employee and his or her dependents may be entitled to continued medical coverage following an Eligible Termination pursuant to federal or state laws will commence as of the Eligible Termination and not the end of the Salary Continuation Period.

Eligible Employees do not accrue or earn vacation or time-off benefits during the Salary Continuation Period.

Termination of Salary and Benefits Continuation

The Salary Continuation Period described above will end and salary and benefits payable under this Plan will cease upon the earlier of: (a) the end of the Salary Continuation Period; (b) the Eligible Employee’s reemployment by the Corporation or any subsidiary or affiliate of the Corporation; or (c) the Eligible Employee’s earning compensation under any employment or compensatory arrangement for services provided to any party other than the Corporation

(including as an employee, consultant, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on your services). The Eligible Employee must inform the Plan Administrator of any such employment or other arrangement under which such services will be provided, prior to or upon commencement of such employment or arrangement, including the date as of which such employment or services commenced.  The Corporation shall be entitled to recover from the Eligible Employee any payments and the fair market value of benefits previously made or provided to the Eligible Employee under the Plan which would not have been paid if the Plan Administrator had adequate prior notice of the matters described in the preceding sentence.

Annual Incentive

The following applies to Eligible Employees who were participants in any Annual Incentive Plan immediately prior to an Eligible Termination:

If an Eligible Employee was employed for at least 6 full calendar months in the Annual Incentive Plan performance period during which the Eligible Termination occurs, he or she will receive, in cash, a portion of the Annual Incentive which would have been payable for that year under the Annual Incentive Plan if employment did not terminate. The portion of the incentive payable is determined by multiplying the amount of the Annual Incentive that would have been payable by the number of full months of the Eligible Employee’s employment during the Annual Incentive Plan performance period and dividing that result by 12.

The amount payable under this Plan will be paid at the time the Annual Incentive would have been paid if an Eligible Termination had not occurred. In addition, no incentive will be paid in respect of a program that is designed to be based on a performance period of less than one year (e.g., quarterly bonuses).

Annual Incentive Example:

An Eligible Employee incurs an Eligible Termination on July 1st, six months into an Annual Incentive performance period (for this illustration the performance period is assumed to be the calendar year). Annual Incentives are normally payable in March of the following year and at that time it is determined that the Eligible Employee would have received a $10,000 Annual Incentive for the prior year. The amount payable to the Eligible Employee is determined as follows:

$10,000 x 6/12 = $5,000

If the Eligible Employee incurred an Eligible Termination at any time prior to July 1st, no Annual Incentive would be payable because the Eligible Employee must be employed at least six full months during an Annual Incentive performance period to be entitled to an Annual Incentive under this Plan.

Stock Options

Upon termination of employment, any and all exercisable (vested) stock options held by an Eligible Employee either shall terminate and be forfeited, or may be exercisable for a limited period of time as set forth in the applicable stock option plan prospectus distributed to employees. Unvested options shall terminate and be forfeited upon termination of employment. The prospectus also describes the treatment of any “purchased options.”

Outplacement Services

An Eligible Employee will be entitled to such reasonable outplacement services as may be provided by the Corporation. The Corporation will inform all Eligible Employees of the availability of outplacement services. Any such outplacement services provided to an Eligible Employee will not extend beyond the last day of the second calendar year following the calendar year in which the Eligible Employee’s Eligible Termination occurred, provided that any reimbursement for outplacement expenses may be paid by the last day of the third calendar year following the calendar year in which the Eligible Employee’s Eligible Termination occurred.

Death During Salary Continuation Period

In the event of an Eligible Employee’s death during the Salary Continuation Period, the Salary Continuation and Annual Incentive amounts will continue to be paid to the Eligible Employee’s estate at the time or times otherwise provided for in this Plan. The payment of all other benefits under the Plan will cease.

No Further Grants

Following an Eligible Employee’s termination of employment and in accordance with the applicable plans and programs, no new grants, awards or contributions will be made to, by or on behalf of him or her under any plan or program of the Corporation including, but not limited to, the Annual Incentive Plan and any stock option, retirement or savings plan. In addition, participation in all Corporation benefit plans (other than the medical, dental and life insurance coverage which may be continued under this Plan) will cease upon termination of employment.